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                                                                   EXHIBIT 11.1

                             CAMBRIDGE HEART, INC.

                       COMPUTATION OF NET LOSS PER SHARE

                                         FOR THE YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                          1995            1996         1997
                                       -----------     -----------  -----------
Net loss.............................. $(2,496,958)    $(4,034,879) $(6,047,619)
Weighted average shares outstanding:
 Shares attributable to common stock
  outstanding.........................   2,814,069 (1)   6,073,865   10,451,560
                                       -----------     -----------  -----------
Net loss per share--basic and
 diluted(2)........................... $    (0.89)     $     (0.66) $     (0.58)
                                       -----------     ===========  ===========

(1) Excludes 312,500 restricted shares which were subject to repurchase by the Company for minimal consideration if certain specified employment conditions were not met. These restrictions lapsed on September 29, 1995.
(2) All potential common stock (including restricted stock, options, warrants and convertible preferred stock) has been excluded from the calculation of diluted earnings per share as it is anti-dilutive for all periods presented.